Exhibit (h) (viii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                              Amendment Number 4 to
                      Agreement for Administrative Services
                                     between
                        Federated Administrative Services
                                       and
                             the Investment Company

     This Amendment Number 4 (the "Amendment") to the Agreement for Administrative Services ("Agreement") between the WesMark Funds ("Investment Company") and Federated Services Company ("Company") is made and entered into as of the 16th day of December, 2004. Terms used as defined terms herein, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

     WHEREAS, the Investment Company has entered into the Agreement with the Company; and

     WHEREAS, Investment Company and Company wish to amend the Agreement on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Amendments to the Agreement. The Agreement is hereby amended by adding the following additional sub-Section K to the end of the provisions of Article 5 of Section 2 thereof:

     (K) perform the following "blue sky" services, either itself or through one or more affiliated or unaffiliated service providers: (1) provide a system to monitor the total number of Shares of the Investment Company (and/or Class) sold in each State, (2) monitor the total number of Shares of such Investment Company (and/or Class) sold in each State and, where appropriate, increase the number of Shares registered in such State, (3) with respect to shareholders of the Investment Company whose shareholdings are fully-disclosed on the transfer agent's recordkeeping system, (a) identify those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the classification of transactions for each State on the transfer agent's recordkeeping system, and (4) with respect to shareholders of the Investment Company whose shareholdings are not fully-disclosed on the transfer agent's recordkeeping system, rely upon information provided by the relevant financial intermediary transacting for such holder of Shares in performing the obligations set forth in subsection (K)(2) above.

2. No Other Amendments. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.





                                The WesMark Funds

                           By: /s/ Jerome B. Schmitt
                             Name: Jerome B. Schmitt
                         Title: Executive Vice President


                           FEDERATED SERVICES COMPANY

                         By: /s/ Charles L. Davis, Jr.
                           Name: Charles L. Davis, Jr.
                              Title: Vice President